Exhibit 99.1

InkSure Technologies Announces
2011 Fiscal Year Financial Results

March 2012, New York

InkSure Technologies Inc. (INKS.OB), the global leader in machine-readable taggant technology for anti-counterfeiting and brand protection, today announced financial results for the fiscal year ended December 31, 2011.

InkSure's president & CEO Tal Gilat, attributes the growth in revenues to a fundamental change in the company's marketing and R&D approach. "In 2010 we repositioned ourselves as ‘The Make Sure Authority' and set out to increase our brand recognition and bring products to the market that address specific market needs. Today InkSure is the de facto leader in machine-readable taggants thanks to our R&D innovations which are exemplified by our recent large scale global implementations."

2011 Fiscal Year Financial Results Summary:

•	Revenues: InkSure's revenues, mostly derived from the sale of taggants and readers, increased by $936 thousand, or by 33%, to $3.748 million in 2011 from $2.812 million in 2010.

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Cost of Revenues:  InkSure's cost of revenues increased by $439 thousand, or 97%, to $893 thousand in 2011, from $454 thousand in 2010. Cost of revenues as a percentage of revenues was 24% in 2011, compared with 16% in 2010.

•	Research and Development Expenses, Net: InkSure's research and development expenses, net, increased by $284 thousand, or 178%, to $444 thousand in 2011, from $160 thousand in 2010.

•	Selling and Marketing Expenses: InkSure's selling and marketing expenses increased by $270 thousand, or 30%, to $1.160 million in 2011, from $890 thousand in 2010.

•	General and Administrative Expenses: InkSure's general and administrative expenses increased by $299 thousand, or 24%, to $1.520 million in 2011, from $1.221 million in 2010.

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Financial Income (Expense), Net:  InkSure's financial income (expense), net decreased by $6.440 million to financial expenses, net of $58 thousand in 2011, from financial income, net of $6.382 million in 2010.

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Net Loss from Discontinued Operations:  InkSure's discontinued operations mainly consisted of research and development expenses. The discontinued operations net loss decreased by $1.329 million, or 90%, to $153 thousand in 2011 from $1.482 million in 2010.

•	Net Profit (Loss): We had a net loss of $489 thousand in 2011, compared with a net income of $4.887 million in 2010, which represents a decrease of $5.376 million in net profit.

New Areas of Business

Two new large-scale tax stamp projects were initiated in 2011 with the release of ScanSure. ScanSure is used in both tax stamp programs for system-wide and item-level authentication and track & trace of taxable items. ScanSure has made tax collection and law enforcement more effective and efficient in both programs. One ScanSure project provides authentication and track & trace for tax stamps issued for electronics, the other project for cultural items.  To date over 30 people have been arrested and approximately 2 million pirated products have been seized as a result of ScanSure use by governments.

In addition, two new projects were initiated in 2011 with the release of CarSure. CarSure is currently being used for car document authentication in two countries, one in Africa and one in Eastern Europe.  Both projects use CarSure on car registration tags issued for the purpose of motor vehicle tax collection.

CarSure was implemented in both countries in order the make it easier for law enforcement officials to detect counterfeit car documents. CarSure enables counterfeit car documents to be identified in seconds by traffic police equipped with a CarSure reader. This allows the police to issue tickets without physically entering the vehicle or the owner being present, making the process of checking for counterfeit car documents much more efficient and cost effective for governments.

New Products

InkSure released three new products in 2011 which have been positively received by the anti-counterfeiting and brand protection market:

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CarSure, a currency-level reader that authenticates documents and holograms through car windshields.  CarSure is the only taggant-based technology able to compete with the RFID-based solutions on the market for car document authentication. CarSure is available for a fraction of the price of its RFID-based alternatives.

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FuelSure, a turnkey solution that keeps counterfeit and smuggled fuel out of the supply chain. FuelSure determines not only if fuel is counterfeit, but also if it has been diluted, a common problem in the fuel market

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ScanSure, a combination track & trace and authentication reader with an accompanying track & trace platform. ScanSure introduced the next generation of barcode reading technology to guard against common supply chain vulnerabilities;  In one click ScanSure will determine if a product is counterfeit, diverted, illegitimate or part of a "third shift counterfeiting" operation (unauthorized production).

Industry Awards and Recognitions

InkSure's innovations and contributions to the anti-counterfeiting industry were acknowledged with three industry recognitions in 2011:

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Tal Gilat, InkSure's president & CEO received the prestigious ID People Award for establishing new growth areas for the adoption of auto ID technology in supply chain management, logistics and critical asset control.

•	CarSure was commended by the International Hologram Manufacturers Association (IHMA) for Best Applied Security Product.

•	InkSure made Global Identification Magazine's Top 25 Suppliers of Anti-Counterfeiting and Product Security Technologies list.

About InkSure Technologies Inc.

InkSure Technologies is the industry leader in machine-readable technology for brand protection and anti-counterfeiting. InkSure's taggant technology is applied to tens of billions of consumer items and high-value documents annually. The company targets a number of industry sectors, including finance, government, pharmaceuticals and transportation.

In 2011, InkSure was named one of the Top 25 Suppliers of Anti-Counterfeiting and Product Security Technologies by Global Identification Magazine and received a commendation from the IHMA for Best Applied Security Product. InkSure’s CEO, Mr. Tal Gilat, was awarded the 2011 ID People Americas Award for his contributions to the anti-counterfeiting market.

InkSure is based in New York City, SEC regulated, and publicly traded under the symbol INKS.OB.

Contact: Sarah Hein, marketing director, InkSure Technologies, +1-646-233-1454 x 24, media@inksure.com 589 Fifth Ave. Suite 401 New York, NY 10017 USA http://www.inksure.com